Exhibit 99.1

FOR IMMEDIATE RELEASE

LIGHTING SCIENCE GROUP TO RESCHEDULE ITS 2011 ANNUAL MEETING OF STOCKHOLDERS

SATELLITE BEACH, FLORIDA, May 24, 2011 – Lighting Science Group Corporation (OTC Bulletin Board: LSCG) (“LSCG”), a leading American maker of LED-based lighting, today announced that it has postponed its 2011 Annual Meeting of Stockholders, which had been scheduled for Wednesday, May 25, 2011. The meeting was postponed to provide the Company with additional time to prepare and commence the mailing of its 2010 Annual Report to Stockholders.

The Company will announce a new date for the 2011 Annual Meeting of Stockholders, as well as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, as soon as they are available.

About Lighting Science Group Corporation

Lighting Science Group Corporation (OTCBB: LSCG) designs, develops, manufactures and markets LED lighting solutions that are environmentally friendlier and more energy efficient than traditional lighting products. Lighting Science Group offers retrofit LED lamps in form factors matching those of traditional lamps or bulbs, and LED luminaires for a range of applications including public and private infrastructure for both indoor and outdoor applications. Lighting Science Group’s Advanced Projects Group business unit designs, develops and manufactures custom LED lighting solutions for architectural and artistic projects. Lighting Science Group is headquartered in Satellite Beach, Florida and has a manufacturing facility in Monterrey, Mexico; the Company’s European operations are based in Goes, The Netherlands; and the Company has a sales office in Sydney, Australia. Lighting Science Group employs approximately 600 workers building lighting products from domestic and imported parts. Lighting Science Group is a Pegasus Capital Advisors portfolio company. More information about Lighting Science Group is available at www.lsgc.com.

Forward Looking Statement. Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements concerning the performance of LSCG and its products, the scheduling of the LSCG 2011 Annual Meeting of Stockholders and/or use terminology such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target” and variations of such words and similar expressions. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions and other factors which could cause actual results to differ materially from those contemplated by these statements. In evaluating these statements, you should carefully review the risk factors detailed under “Risk Factors” in our most recent filings with the Securities and Exchange Commission that may cause our actual results to differ materially from these forward-looking statements.

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